Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN ANNOUNCES LATEST AGGRESSIVE STEPS TO IMPROVE PROFITABILITY IN ITS NORTH AMERICAN OPERATIONS
Closing of Canada Facility Expected to Save $6-7 Million in Fiscal 2009 and $9-10 Million Annually Thereafter
Pursuing Sale of Orange, Texas Plant to Focus on Higher Value-Added Products
AKRON, Ohio — February 6, 2008 — A. Schulman, Inc. (Nasdaq-GS: SHLM) today announced two aggressive steps in its continuing effort to improve the profitability of its North American operations. The Company has decided to shut down its manufacturing facility in St. Thomas, Ontario, and to pursue a sale of its plant in Orange, Texas.
“Our plan is to achieve more efficient and effective utilization of our North American manufacturing facilities and to drive profitable growth,” said Joseph M. Gingo, President and Chief Executive Officer. “By consolidating production, we will improve overall capacity utilization. In addition, we plan to exit low-margin businesses which no longer fit our strategy of focusing on higher value-added products. These steps confirm our commitment to do what is necessary to restore our North American operations to long-term profitability and steady growth.”
The St. Thomas, Ontario plant primarily produces engineered plastics for the automotive market, with a capacity of 74 million pounds per year and approximately 120 employees. By closing the facility, the Company expects to save $6-7 million in fiscal 2009 and an estimated $9-10 million annually beginning in fiscal 2010.
Production related to low-margin business at the St. Thomas plant will be discontinued and the remainder will be absorbed by the Company’s Nashville, Tennessee plant and, possibly, the Bellevue, Ohio plant. The shutdown is expected to be complete by the end of the first quarter of fiscal 2009.
The Orange, Texas plant has primarily provided third-party tolling services in which the Company processes customer-owned materials for a fee. A. Schulman has decided to exit the tolling business to concentrate on higher value-added products.
In addition, approximately 20% of the activity at the Orange plant has involved compounding-related services for A. Schulman proprietary products. The Company expects to reduce logistics costs by transferring this portion of the plant’s production to its other manufacturing facilities.
Total annual capacity at the Orange plant is approximately 135 million pounds. A. Schulman’s goal is to find a buyer and close the sale by the end of fiscal 2008.
The Company expects to take charges related to the St. Thomas closing and the Orange plant sale. While the exact amount and timing of the charges are undetermined at this time, the Company expects total charges in the range of $10-15 million.
Following the closing and the expected sale, A. Schulman will have four manufacturing plants in North America. Two plants will support the automotive and industrial markets and two plants will support the packaging market. Additionally, a third plant to serve the packaging market is due to start production in Findlay, Ohio by December 2008.

On January 3, 2008, Gingo announced a 100-day plan to dramatically improve A. Schulman’s profitability and drive future earnings growth. Two of the primary focuses of the plan are to improve capacity utilization in North America and to focus on value-added products in the Polybatch® and Engineered Plastics segments, which offer better opportunities for long-term, profitable growth.
Prior to these actions, the Company implemented a series of strategic initiatives that reduced manufacturing capacity in the Company’s North American operations by approximately 35% and headcount by approximately 33% from fiscal 2000 through fiscal 2007.
“We continue to drive our strategy with a real sense of urgency and to make progress in transforming our North American operations to improve our performance,” Gingo said. “These actions will enable us to operate at higher utilization rates and position ourselves closer to our key markets to deliver greater value to our customers and stockholders.”
A. Schulman will provide additional details regarding the actions referred to in this release in its fiscal 2008 second-quarter earnings release and conference call in early April.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,500 people and has 17 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2007, were $1.8 billion. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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